FOR IMMEDIATE RELEASE	EXHIBIT 99

AT THE COMPANY	FRB / WEBER SHANDWICK
Dan Bevevino	Joe Calabrese	Julie Tu
Vice President & CFO	General Contact	Analyst Information
(724) 387-5235	(212) 827-3772	(212) 827-3776

RESPIRONICS REPORTS RECORD FINANCIAL RESULTS FOR
FISCAL YEAR 2005 SECOND QUARTER

MURRYSVILLE, PA, January 20, 2005—RESPIRONICS, INC. (NASDAQ/NMS Symbol: RESP) today announced record financial results for the three months and six months ended December 31, 2004.

FINANCIAL RESULTS

Three Months Ended December 31, 2004

Net sales for the second quarter totaled $225.9 million, up 17 percent over the $192.3 million achieved in the second quarter a year ago. Current year revenues include approximately $1.5 million in sales of non-invasive ventilation devices for hospital and pre-hospital settings and other respiratory care products from Caradyne Limited (“Caradyne”), which was acquired on February 27, 2004, plus incremental revenues in excess of $6.5 million contributed by Profile Therapeutics plc (“Profile”), which the Company acquired on July 1, 2004. Changes in foreign currency exchange rates had less than a 1 percent positive impact on revenues during the current year’s second quarter.

Domestic revenues increased 12 percent from $142.9 million in the second quarter a year ago to $159.7 million in the current year’s quarter. The Company’s domestic revenue gains were led by a year-over-year increase of $14.6 million, or 19 percent in domestic sleep therapy products. Additionally, the Company’s Children’s Medical Ventures revenues increased by $4.0 million, or 40 percent, versus the prior year. In the domestic Hospital Division, strong gains in sales of the Company’s Esprit® critical care ventilator and patient monitoring devices offset a decrease in sales of Vision® ventilators, which faced difficult comparisons to last year’s second quarter sales levels.

International revenues totaled $66.2 million for the second quarter, a 34 percent increase over the $49.4 million reported a year ago. International growth was driven by 25 percent growth in sleep therapy and strong performance in the Company’s home ventilation and oxygen product lines.

Additionally, international hospital revenues increased by 23 percent year-over-year. International revenues have increased to 29 percent of total revenues as a result of the Company’s focus to increase and expand its international presence. International revenues include $0.8 million from sales of Caradyne products and in excess of $6.0 million of incremental revenues generated by Profile in the international marketplace.

Net income for the current quarter was $20.1 million, or $0.56 per diluted share, including restructuring and acquisition-related expenses described below totaling $2.3 million on a pre-tax basis or approximately $0.04 per share after tax. Net income for the prior year second quarter was $15.9 million, or $0.45 per diluted share, including restructuring and acquisition-related expenses totaling $2.5 million on a pre-tax basis or approximately $0.05 per share after tax. Excluding the impact of these charges, net income for the current quarter was $21.5 million, a 23 percent increase over the $17.5 million reported a year ago. Diluted earnings per share, excluding the impact of restructuring and acquisition related expenses in both periods, was $0.60 for the current quarter compared to $0.50 reported a year ago. The improved earnings for the second quarter are primarily the result of sales and operating margin increases versus the prior year.

The Company also noted that it contributed $1.5 million to the Respironics Sleep and Respiratory Research Foundation. The Foundation was formed exclusively for charitable, scientific, literary, and educational purposes and is being used to promote awareness of and research into the medical consequences of untreated sleep and respiratory problems. The contribution to the Foundation was funded primarily by the increase in income the Company experienced due, in part, to the benefit of foreign currency exchange rate changes during the quarter.

Restructuring and acquisition-related expenses incurred during the quarter ended December 31, 2004 consisted primarily of restructuring charges associated with the Company’s previously announced restructuring of operations at its Wallingford, Connecticut manufacturing facility as well as charges associated with the acquisition of Profile. With the financial information included in this press release, the Company is providing a tabular reconciliation of GAAP net income with net income excluding the impact of restructuring and acquisition-related expenses.

Six Months Ended December 31, 2004

For the six-month period ending December 31, 2004, net sales increased to $425.4 million, a 19 percent increase compared to $356.4 million from the last year’s comparable six-month period.

Net income for the six-month period ended December 31, 2004 was $35.3 million, or $0.98 per diluted share, including the restructuring and acquisition-related expenses described below totaling $4.4 million on a pre-tax basis or approximately $0.08 per share after-tax. Excluding the impact of these charges, net income on a year-to-date basis was $38.0 million, a 24 percent increase over the $30.8 million reported a year ago. Diluted earnings per share, excluding the impact of restructuring and acquisition related expenses in both periods, was $1.06 for the current six-month period compared to $0.88 reported a year ago.

COMMENTS FROM MANAGEMENT

Quarterly Results

John Miclot, president and chief executive officer of Respironics, commented, “During the current quarter, we have continued to make progress in the execution of our strategy which calls for us to focus on the Company’s core growth drivers while broadening the Company’s presence in the sleep and respiratory markets. Our strong financial results are validation of the successful execution of this strategic approach. Our excellent performance in sleep therapy further demonstrates our leadership in this market and the effectiveness of our unique positive airway pressure devices as well as our range of patient interface products. We continue to differentiate ourselves by leveraging our sales channels to both the sleep lab and homecare providers while utilizing our solutions selling approach. Our focus remains on improving overall patient awareness and compliance to this life-saving therapy.”

Mr. Miclot further commented on the Company’s growth in the quarter, “The Children’s Medical Ventures business unit once again exceeded our expectations, with 40 percent growth, and we would expect continued strong performance given our focused, market-based approach to meet the needs of the neonatal intensive care units and home-based infant markets. In the domestic hospital market, our growth in critical care ventilation and patient monitoring validates our Total Ventilation Solutions SM approach to meeting the needs of the respiratory-impaired patient in the hospital setting.”

Addressing the Company’s performance in the international marketplace, Miclot stated, “We continue to successfully leverage our strength in sleep therapy and the Total Ventilation Solution in our key international markets. Our investments in Europe and the Asia-Pacific regions have allowed us to expand and strengthen our presence in these markets. Our strength in the international marketplace is evidenced by sleep growth of 25 percent and strong growth in sales of our ventilation and oxygen systems.”

Commenting on the company’s expansion initiatives, Mr. Miclot added, “I am very pleased to report that we have reached agreement with CoTherix, Inc. to supply our proprietary Adaptive Aerosol Delivery (AAD) system for delivery of the pulmonary arterial hypertension drug, Ventavis™ (iloprost) Inhalation Solution, which recently received FDA approval for marketing in the United States. The accurate dosing capabilities and patient responsiveness of our AAD systems allow these devices to deliver precise and reproducible therapy and position us to uniquely serve the pharmaceutical market. This agreement represents an important milestone for our Respiratory Drug Delivery business and demonstrates the expanded opportunities available to us through partnerships with pharmaceutical companies.”

“Additionally, we continue to make progress on our international expansion initiatives with the establishment of our newly formed distribution company in Italy. This entity was established through the acquisition of assets from our former Italian distributor. This acquisition, in addition to the Company’s previously announced establishment of a joint venture in Switzerland, will better position Respironics to address the market opportunities in these countries. We will continue to search for these types of expansion opportunities as we move forward with the execution of our strategy,” he added.

The Company also performed well in terms of cash generation. Cash provided from operations was $33.9 million for the second quarter, and overall cash balances increased by $21.7 million to reach $178.2 million at December 31, 2004. Days sales outstanding for accounts receivable were 60 days for the quarter, and the Company reduced its inventory levels during the quarter on higher revenues. “We are positioned to continue to leverage the Company’s financial strength by investing in our current markets while expanding the Company’s reach into other areas of sleep and respiratory. We will continue to serve our current customer base while we aggressively seek to expand our global presence and generate unique solutions for our various target markets,” John Miclot stated.

Outlook

For fiscal year 2005, the Company is comfortable with earnings per share estimates (exclusive of the non-recurring items described below) of approximately $2.39 to $2.43 and revenue expectations of approximately $890 million to $900 million. Earnings per share estimates for the quarter ending March 31, 2005 are in the range of $0.65 to $0.67.

This earnings per share outlook does not include the impact of restructuring and acquisition-related expenses that will occur during the 2005 fiscal year resulting primarily from the Company’s completion of the previously announced restructuring actions at the Wallingford, Connecticut manufacturing facility and the integration of Profile. During the 2005 fiscal year, the Company expects total restructuring and acquisition-related expenses to be in the range of $5.5 million to $6.0 million on a pre-tax basis, or $0.09 to $0.10 per share after tax, associated with these actions. See the tabular financial information included in this press release for additional information.

* * * * *

Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and health care providers. Respironics markets its products in over 125 countries and employs more than 3,400 associates worldwide. Further information can be found on the Company’s Web site: www.respironics.com.

The Company will host a conference call at 8:30 a.m. Eastern Time today to discuss these quarterly results, market trends and future outlook. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company’s web site at http://www.respironics.com or at http://www.companyboardroom.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. A replay of the web cast will be available following the call.

FORWARD-LOOKING STATEMENT

This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry; the success of the Company’s marketing, sales, and promotion programs; future sales and acceptance of the Company’s products and programs; the timing and success of new product introductions; new product development; anticipated cost savings; FDA and other regulatory requirements and enforcement actions; future results from acquisitions; growth rates in foreign markets; regulations and other factors affecting operations and sales outside the United States (including potential future effects of the change in sovereignty of Hong Kong); foreign currency fluctuations; customer consolidation and concentration; increasing price competition and other competitive factors in the sale of products; interest rate fluctuations; expiration of intellectual property rights; intellectual property and related litigation; other litigation; future levels of earnings and revenues; and third party reimbursement, all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.

RESPIRONICS, INC. AND SUBSIDIARIES

Condensed Statement of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	12/31/04	12/31/03	12/31/04	12/31/03
Sales	$225,929	$192,318	$425,366	$356,376
Gross profit	122,778	101,479	230,152	185,536
Restructuring and acquisition-related expenses (1)	2,290	2,545	4,425	5,890
Income before income taxes	32,035	25,185	56,147	42,827
Net income	20,070	15,902	35,260	27,052
Basic earnings per share	0.57	0.47	1.00	0.79
Diluted earnings per share	0.56	0.45	0.98	0.77
Diluted earnings per share, excluding impact of restructuring and acquisition-related expenses (1)	0.60	0.50	1.06	0.88
Basic shares outstanding	35,291	34,112	35,183	34,068
Diluted shares outstanding	35,992	35,045	35,951	34,976

(1) - See reconciliation of Non-GAAP financial measures in table at end of press release.

Product Sales Summary
(Unaudited)
(Dollars in thousands)

	Three months ended		Six months ended
	12/31/04	12/31/03	12/31/04	12/31/03
Domestic Homecare	$132,100	$116,570	$255,039	$223,288
Domestic Hospital	27,598	26,348	47,199	42,368
International	66,231	49,400	123,128	90,720
Total	$225,929	$192,318	$425,366	$356,376

Condensed Balance Sheet
(Unaudited)
(Dollars in thousands)

	At	At
	12/31/04	6/30/04
Cash	$178,219	$192,446
Trade accounts receivable	151,470	140,634
Inventory	91,097	85,539
Other current assets	40,130	33,994
Total current assets	460,916	452,613
Property, plant and equipment (net)	118,983	111,057
Other assets, including goodwill	206,264	147,469
Total assets	$786,163	$711,139

Current liabilities	$169,160	$151,581
Long-term obligations	29,606	26,897
Other non-current liabilities	19,700	13,608
Shareholders’ equity	567,697	519,053
Total liabilities and shareholders’ equity	$786,163	$711,139

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands, except per share amounts)

In managing its business, Respironics makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations from core operations. The measure, “net income, excluding the impact of restructuring and acquisition-related expenses,” is reconciled with GAAP net income in the table below.

	Three months ended		Six Months Ended
	12/31/04	12/31/03	12/31/04	12/31/03
GAAP net income	$20,070	$15,902	$35,260	$27,052
Restructuring and acquisition-related expenses, net of tax	1,434	1,624	2,779	3,738
Net income, excluding the impact of restructuring and acquisition-related expenses	$21,504	$17,525	$38,040	$30,790

Diluted shares outstanding	35,992	35,045	35,951	34,976

Diluted earnings per share, excluding the impact of restructuring and acquisition-related expenses	$0.60	$0.50	$1.06	$0.88

Restructuring and acquisition-related expenses consist of the following:

	Three months ended		Six months ended
	12/31/04	12/31/03	12/31/04	12/31/03
Restructuring charges associated with facility changes	$1,607	$2,403	$3,334	$5,748
Acquisition-related integration expenses	683	142	1,091	142
Total	$2,290	$2,545	$4,425	$5,890

Respironics believes that presenting diluted earnings per share, excluding the impact of restructuring and acquisition-related expenses, is an additional measure of performance that investors can use to compare operating results between reporting periods. Management of the Company uses this information in evaluating the Company’s results of operations and believes that this information also provides investors better insight in evaluating the Company’s earnings performance from core operations. The events giving rise to these restructuring and acquisition-related expenses (business acquisitions and facility consolidation) are not associated with the Company’s normal operating business activities and are expected to result in future market opportunities, cost savings, and other benefits.

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